National Property REIT Corp.

Combined Consolidated Financial Statements
For the years ended December 31, 2023 and 2022
(With Independent Auditor's Report Thereon)

National Property REIT Corp.
Combined Consolidated Financial Statements
Table of Contents

Deloitte.

Deloitte & Touche LLP
695 East Main Street
Stamford, CT 06901
USA
www.deloitte.com

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
National Property REIT Corp.

Opinion

We have audited the combined consolidated financial statements of National Property REIT Corp. (the "Company"), which comprise the combined consolidated balance sheet as of December 31, 2023, and the related combined consolidated statements of operations, changes in (deficit) equity and cash flows for the year then ended, and the related notes to the combined consolidated financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Predecessor Auditor's Opinion on 2022 Financial Statements

The financial statements of the Company as of and for the year ended December 31, 2022 were audited by other auditors whose report, dated August 10, 2023, expressed an unmodified opinion on those statements.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Deloitte & Touche LLP

August 9, 2024

National Property REIT Corp.
Combined Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
ASSETS		
Real estate assets		
Land	$ 239,500,846	$ 252,884,617
Building and improvements	2,270,308,784	2,314,165,808
Furniture, fixtures, and equipment	189,100,296	154,762,761
Total real estate assets held for investment	2,698,909,926	2,721,813,186
Less: accumulated depreciation	(459,534,036)	(380,314,083)
Net real estate assets held for investment	2,239,375,890	2,341,499,103
Real estate assets held for sale, net	30,985,546	—
Total real estate assets, net	2,270,361,436	2,341,499,103
Cash and cash equivalents	66,567,915	35,212,438
Restricted cash	36,248,212	37,869,284
Accounts receivable, net	19,211,544	22,573,685
Interest receivable	909	8,075
Due from LendingClub Corporation	1,202	20,756
Due from affiliates	124,676	1,053,834
Preferred equity investments	14,018,973	13,073,865
Prepaid expenses and other assets	17,599,068	11,467,721
Collateralized loan obligations at fair value	418,761,852	424,746,173
Unsecured consumer loans at fair value	79,499	520,946
Residual interests in securitizations at fair value	2,725,658	8,540,118
Corporate bonds at fair value	16,484,131	11,616,950
Interest rate caps at fair value	20,203,768	25,724,128
Deferred leasing costs, net	44,263	111,596
Lease intangibles, net	15,426,122	15,790,350
Right-of-use assets	22,373,922	24,886,491
TOTAL ASSETS	**$ 2,920,233,150**	**$ 2,974,715,513**
LIABILITIES AND DEFICIT		
Liabilities		
Mortgages payable, net of unamortized discount and debt issuance costs	$ 2,121,615,056	$ 2,182,132,581
Mortgages payable related to real estate assets held for sale, net of unamortized discount and debt issuance costs	24,616,427	—
Reverse repurchase facilities, at fair value, net of unamortized debt issuance costs	196,336,000	196,118,000
Senior secured term loans, net of debt issuance costs	1,002,848,924	874,897,855
Accounts payable and accrued expenses	48,259,315	42,763,943
Security deposits	7,599,324	6,594,854
Due to affiliates	13,856,523	11,175,146
Prepaid rent and other liabilities	7,629,080	8,332,467
Lease liabilities	27,556,286	27,500,110
Total liabilities	3,450,316,935	3,349,514,956
Commitments and contingencies (Note 20)		
Deficit		
Preferred stock, $0.001 par value, Series A Cumulative Non-Voting, 12.5%; $125,000 liquidation preference, 125 shares authorized, issued and outstanding	109,950	109,950
Common stock, $0.001 par value; 100,000,000 common shares authorized, 3,350,519 and 3,275,011 issued and outstanding, respectively	3,375	3,351
Additional paid-in-capital	19,819,881	15,219,904
Accumulated deficit	(545,958,649)	(392,654,099)
Non-controlling interest	(4,058,342)	2,521,451
Total deficit	(530,083,785)	(374,799,443)
TOTAL LIABILITIES AND DEFICIT	**$ 2,920,233,150**	**$ 2,974,715,513**

See Notes to Combined Consolidated Financial Statements.

National Property REIT Corp.
Combined Consolidated Statements of Operations

	Years Ended December 31,	
	2023	2022
Income		
Rental income	$ 305,463,927	$ 280,675,103
Interest income	62,971,464	39,717,233
Other tenant income	56,366,764	49,581,397
Total income	424,802,155	369,973,733
Costs and expenses		
Property operating expenses	172,561,141	153,617,314
Management fees	15,192,515	13,710,008
Depreciation and amortization	105,903,894	120,495,413
General and administrative expenses	30,666,091	28,743,890
Total costs and expenses	324,323,641	316,566,625
Other income (expense)		
Interest and debt expense	(275,297,786)	(259,241,778)
Fair value adjustments	(11,724,724)	3,935,656
Gain on sale of real estate assets	43,417,987	20,956,684
Gain on involuntary conversions	—	1,531,629
Total other income (expense), net	(243,604,523)	(232,817,809)
Loss before income tax	(143,126,009)	(179,410,701)
Income tax expense	(3,573)	(11,380)
Net loss	(143,129,582)	(179,422,081)
Income attributable to non-controlling interest	(10,159,343)	(3,095,627)
Dividends attributable to preferred shares	(15,625)	(15,625)
Net loss attributable to common shares	$ (153,304,550)	$ (182,533,333)

See Notes to Combined Consolidated Financial Statements.

National Property REIT Corp.
Combined Consolidated Statements of Changes in (Deficit) Equity

	Preferred Shares	Common Shares	Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' (Deficit)	Non-Controlling Interest	Total (Deficit)
Balance at December 31, 2021	**$ 109,950**	**$ 3,275**	**$ 3,199,980**	**$ (210,120,766)**	**$ (206,807,561)**	**$ 8,711,960**	**$ (198,095,601)**
Issuance of common shares	—	76	16,019,924	—	16,020,000	—	16,020,000
Contribution from non-controlling interest	—	—	—	—	—	9,567,328	9,567,328
Dividends on common shares	—	—	(4,000,000)	—	(4,000,000)	—	(4,000,000)
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(18,853,464)	(18,853,464)
Net loss	—	—	—	(182,517,708)	(182,517,708)	3,095,627	(179,422,081)
Balance at December 31, 2022	**109,950**	**3,351**	**15,219,904**	**(392,654,099)**	**(377,320,894)**	**2,521,451**	**(374,799,443)**
Issuance of common shares	—	24	4,599,977	—	4,600,001	—	4,600,001
Contribution from non-controlling interest	—	—	—	—	—	7,052,476	7,052,476
Dividends on common shares	—	—	—	—	—	—	—
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(23,791,612)	(23,791,612)
Net loss	—	—	—	(153,288,925)	(153,288,925)	10,159,343	(143,129,582)
Balance at December 31, 2023	**$ 109,950**	**$ 3,375**	**$ 19,819,881**	**$ (545,958,649)**	**$ (526,025,443)**	**$ (4,058,342)**	**$ (530,083,785)**

See Notes to Combined Consolidated Financial Statements.

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows

	Years Ended December 31,	
	2023	2022
Cash flows from operating activities:		
Net loss	$ (143,129,582)	$ (179,422,081)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation	105,409,244	96,897,855
Amortization of in-place leases	95,686	23,160,600
Amortization of leasing commissions	129,176	153,421
Amortization of other deferred leasing costs	1,246	1,246
Amortization of above market leases	268,542	282,291
Amortization of right-of-use assets	2,512,569	8,045,707
Amortization of debt issuance costs and debt discounts and premiums	8,240,872	7,440,085
Amortization of corporate bonds	(81,326)	—
Amortization of discount on collateralized loan obligations	(3,590,031)	(2,374,186)
Accretion of PIK on collateralized loan obligations	(1,155,562)	—
Fair value adjustments of collateralized loan obligations	9,032,496	1,322,497
Fair value adjustments of unsecured consumer loans	(533,648)	(807,032)
Fair value adjustments of residual interests in securitizations	1,520,787	2,995,389
Fair value adjustments of corporate bonds	(4,785,855)	6,621,180
Fair value adjustments of interest rate caps	7,684,262	(14,067,690)
Purchases of interest rate caps	(2,163,902)	—
Realized gain/loss on collateralized loan obligations	(1,193,318)	—
Gain on sale of real estate assets	(43,417,987)	(20,956,684)
Gain on involuntary conversions	—	(1,531,629)
Gain/loss on early extinguishment of debt	(245,147)	503,896
Income from accretion on residual interests in securitizations	608,759	(1,109,048)
Income from accretion on preferred equity investments	(945,108)	(42,486)
Changes in operating assets and liabilities:		
Accounts receivable	3,362,141	(7,039,912)
Interest receivable	7,166	10,874
Due to affiliates	929,158	2,230,170
Due from affiliates	2,681,377	(883,953)
Prepaid expenses and other assets	(6,131,347)	(1,204,074)
Accounts payable and accrued expenses	4,974,282	9,263,946
Security deposits	1,004,470	1,214,225
Prepaid rent and other liabilities	(703,387)	997,125
Deferred leasing costs	(63,089)	(193,335)
Lease liabilities	56,176	435,911
Net cash used by operating activities	(59,620,880)	(68,055,692)
Cash flows from investing activities:		
Acquisition of real estate assets	—	(333,890,228)
Additions to real estate assets	(78,753,021)	(55,039,076)
Additions to lease intangibles	—	(19,876,824)
Proceeds from disposition of real estate assets	88,420,521	33,693,591
Proceeds from involuntary conversion	—	3,117,599
Purchases of collateralized loan obligations	(14,876,274)	(186,569,431)
Principal payments received on collateralized loan obligations	5,187,500	—
Proceeds from disposition of collateralized loan obligations	12,579,510	—
Principal payments received on unsecured consumer loans	975,095	3,043,954
Proceeds from recoveries and sales of charged-off loans	—	463,251
Purchase of preferred equity investments	—	(13,031,379)
Purchase of corporate bonds	—	(10,206,130)
Purchases of equity securitizations	—	(20,668,884)
Principal payments received on securitized residual interests	3,684,914	11,591,269

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows

	Years Ended December 31,	
	2023	**2022**
Decrease in due from LendingClub Corporation	19,554	5,659
Net cash provided by (used in) investing activities	17,237,799	(587,366,629)
Cash flows from financing activities:		
Proceeds from mortgages payable	18,278,148	296,524,430
Repayments of mortgages payable	(57,831,277)	(22,401,909)
Proceeds from reverse repurchase facilities	828,000	87,315,000
Repayments of reverse repurchase facilities	(610,000)	(1,247,000)
Proceeds from senior secured term loan	225,646,619	387,580,238
Repayments of senior secured term loan	(86,950,000)	(94,351,510)
Purchases of interest rate caps	—	(8,345,348)
Payment of debt issuance costs	(15,475,530)	(3,909,916)
Payment of debt extinguishment costs	386,286	(184,100)
Proceeds from issuance of common stock	4,600,001	16,020,000
Dividends on common shares	—	(4,000,000)
Dividends on preferred shares	(15,625)	(15,625)
Contributions from non-controlling interest	7,052,476	9,567,328
Distributions to non-controlling interests	(23,791,612)	(18,853,464)
Net cash provided by financing activities	72,117,486	643,698,124
Net increase in cash, cash equivalents, and restricted cash	29,734,405	(11,724,197)
Cash, cash equivalents, and restricted cash, beginning of year	73,081,722	84,805,919
Cash, cash equivalents, and restriced cash, end of year	$ 102,816,127	$ 73,081,722

	2023	2022
Supplemental disclosure of cash flow information		
Cash paid during the period for:		
Interest expense	$ 267,042,352	$ 249,486,382
Income taxes	$ 3,573	$ 11,380
Non-cash investing and financing activities:		
Accrued additions to real estate assets	$ 4,378,292	$ 3,857,202

See Notes to Combined Consolidated Financial Statements.

1. Organization

References herein to the "Company," "we," "us," or "our" refer to National Property REIT Corp. ("NPRC"), formerly known as National Property Holdings Corp., unless the context specifically requires otherwise.

The Company is a Maryland corporation and is a real estate investment trust ("REIT") for U.S. federal income tax purposes. The Company was formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets and engage in any and all other activities as may be necessary, incidental or convenient to carry out the foregoing. The Company intends to acquire real estate assets, including, but not limited to, industrial, commercial, student housing, self-storage, and multi-family properties. The Company commenced operations on December 31, 2013.

NPH Property Holdings, LLC ("NPH"), a Delaware limited liability company, owns all of the outstanding common stock of the Company. NPH is a wholly-owned subsidiary of Prospect Capital Corporation ("PSEC"). On December 31, 2013, PSEC contributed to the Company, through NPH, ownership interests in entities that own real estate properties. In exchange for the contribution of assets, NPH received shares of the Company's common stock. These entities were NPH McDowell, LLC ("Oxford"), APH Carroll 41, LLC ("Bexley"), and 146 Forest Parkway, LLC ("146 FP"). On October 23, 2014, United Property REIT Corp. ("UPRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company ownership interest in Michigan Storage, LLC ("Michigan"), an entity that owned a portfolio of self-storage real estate properties. UPH Property Holdings, LLC ("UPH"), a Delaware limited liability company, owned all of the outstanding common stock of UPRC. UPH was a wholly-owned subsidiary of PSEC. On November 26, 2014, American Property REIT Corp. ("APRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in APH Carroll Resort, LLC (the "Resort"), an entity that owned a multi-family real estate property. On May 1, 2015, APRC contributed to the Company ownership interest in 5100 Live Oaks Blvd, LLC ("Amberly"), an entity that owned a multi-family real estate property. APH Property Holdings, LLC ("APH"), a Delaware limited liability company, owned all of the outstanding common stock of APRC. APH was a wholly-owned subsidiary of PSEC. These entity contribution transactions are collectively referred to as the "Common Control Transfer."

On May 23, 2016, APRC and UPRC (collectively referred to as the "Affiliated REITs") were merged ("Merger") with and into the Company, with the Company continuing as the surviving corporation. The Affiliated REITs were formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets. At the date of Merger, the Affiliated REITs held an investment portfolio of real estate assets owned directly or through joint ventures by making a majority equity investment in property-owning entities. The real estate investments acquired during the Merger are collectively known as the "Merger Investments."

In accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, *Business Combinations*, the Merger and Common Control Transfer transactions noted above were executed between entities under common control. The assets and liabilities of each of the entities acquired through these transactions were recorded at their historical carrying amounts, and the results of operations of these entities have been recognized in the accompanying combined consolidated statements of operations for all periods presented. Subsequent to the Merger during 2016, NPRC's combined consolidated balance sheets reflect the historical carryover basis in the assets and liabilities acquired. The Company has also retrospectively adjusted its financial statements to combine the operating results of the Company and the entities acquired from the date common control began.

National Marketplace Finance, LLC (formerly known as Prospect Finance Company, LLC) ("NMF") is a subsidiary of the Company, and currently owns the online originated unsecured consumer loan portfolio and residual interests in securitizations. NMF holds the interests in ACL Loan Holdings, Inc. ("ACLLH") and American Consumer Lending Limited ("ACLL").

ACLLH was formed to hold the indirect interest in ACL Consumer Loan Trust ("ACL Trust"), which was contributed to ACLLH on June 30, 2014 by the Company, its initial sole member. ACL Trust and American Consumer Lending (Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust, referred to as the "ACL Subsidiaries"), hold unsecured consumer loans purchased from Prosper Funding LLC ("Prosper").

ACL Consumer Loan Trust III ("ACL Trust III"), a subsidiary of ACLLH, formed on June 10, 2014, and American Consumer Lending III (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust III, referred to as the "ACL III Subsidiaries"), formed on June 13, 2014, hold unsecured consumer loans purchased from LendingClub Corporation. ACL Consumer Loan Trust IV ("ACL Trust IV"), a subsidiary of ACLLH, formed on March 23, 2015, and American Consumer Lending IV (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust IV, referred to as the "ACL IV Subsidiaries"), formed on January 15, 2015, hold unsecured consumer loans originated by and purchased from LendingClub Corporation. ACL Patient Solutions Trust ("ACL PS"), a subsidiary of ACLLH, formed on October 14, 2015, and ACL Patient Solutions Holdings, LLC, a subsidiary of ACLL, formed on October

5, 2015, hold unsecured consumer loans from NBT Bank, National Association ("NBT"). From October 20, 2015 to December 31, 2018 ACL PS acquired and held unsecured consumer loans as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone Financial, LLC ("Springstone"), a wholly-owned subsidiary of LendingClub Corporation. ACL Consumer Loan Trust V ("ACL Trust V"), a subsidiary of ACLL, formed on October 16, 2015, holds unsecured consumer loans purchased from Avant II, LLC ("Avant") for the period November 17, 2015 to December 31, 2018. ACL Consumer Loan Trust VI ("ACL Trust VI"), a subsidiary of ACLLH, formed on April 27, 2016, and American Consumer Lending VI, LLC, a subsidiary of ACLL, (collectively with ACL Trust VI, referred to as the "ACL VI Subsidiaries"), formed on November 30, 2015, hold unsecured consumer loans purchased from LendingClub Corporation for the period May 1, 2016 to December 31, 2018. Murray Hill Securitization Holdings Limited ("Murray Hill"), a subsidiary of ACLL, formed on July 24, 2015, holds interest in Murray Hill Marketplace Trust 2016-LC1, a securitization of unsecured consumer loans purchased from LendingClub Corporation for the period October 13, 2016 to December 31, 2018. Murray Hill also holds residual interests in securitizations. LendingClub Corporation and Springstone are hereafter collectively referred to as "LendingClub". American Consumer Lending VII, LLC, a subsidiary of ACLL, formed on October 5, 2017, holds unsecured consumer loans purchased from Prosper and NBT during the period July 28, 2015 to December 31, 2018.

NPH Guarantor, LLC was contributed to NMF on January 13, 2015 by the Company, its initial sole member. NPH Guarantor, LLC is the indemnitor of the ACL III Subsidiaries and ACL PS revolving credit facilities. There was no activity in NPH Guarantor, LLC from inception through December 31, 2018.

National General Lending Limited ("NGL"), a wholly-owned entity of the Company, was formed on May 23, 2019 to own various debt tranches in collateralized loan obligations (“CLOs”). NGL holds the CLOs in NGL Subsidiary Ltd. ("NGL Limited"), a wholly-owned Cayman Islands limited liability company that was formed August 26, 2019. Operations to buy and sell CLOs commenced on October 30, 2019. In connection with NGL's commencement of operations during 2019, PSEC contributed approximately $12,000,000 in cash and transferred approximately $52,139,000 of CLOs.

2. Significant Accounting Policies

a. *Principles of Reporting and Use of Estimates*

The accompanying combined consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reported periods.

Management makes significant estimates regarding the allocation of a property’s purchase price to the tangible and intangible assets and liabilities acquired, revenue recognition, and determining whether an asset is impaired. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.

As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates.

b. *Basis of Consolidation and Transfers of Financial Assets*

The accompanying combined consolidated financial statements include our accounts and those of our subsidiaries, which are wholly-owned or controlled by us. All intercompany balances and transactions have been eliminated. A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity in a subsidiary not attributable, directly or indirectly, to the Company. Non-controlling interests are required to be presented as a separate component of equity in the combined consolidated balance sheets and the presentation of net income (loss) is modified to present the net income (loss) attributed to controlling and non-controlling interests.

For a variable interest entity ("VIE"), an entity is subject to consolidation if the equity investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity's activities or are not exposed to the entity's losses or entitled to its residual returns. VIEs that meet certain scope characteristics are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both the power to direct the activities of a VIE that most significantly impact the VIEs economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. This determination can sometimes involve complex and subjective analysis. We are required on an ongoing basis to assess whether we are the primary beneficiary of a VIE.

We may periodically enter into transactions in which we sell financial assets. Upon a transfer of financial assets, we may retain or acquire senior or subordinated interests in the related assets. In connection with such transactions, a determination must be made as to whether we, as the transferor, have surrendered control over transferred financial assets. That determination must consider our continuing involvement in the transferred financial assets, including all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of the transfer. The financial components approach under applicable GAAP limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. It defines the term “participating interest” to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale.

From time to time, we may securitize unsecured consumer loans we hold if such securitization allows us access to better financing terms. Depending upon the structure of the securitization transaction, these transactions will be accounted for as either a "sale" and the loans will be removed from the combined consolidated balance sheets or as a "financing" with the loans and financing reported on our combined consolidated balance sheets. Significant judgment may be exercised by us in determining whether a transaction should be recorded as a "sale" or a "financing."

In determining the accounting treatment to be applied to securitization transactions, we evaluate whether the entity used to facilitate the transactions was a VIE and, if so, whether the VIE should be consolidated. Based on our evaluations, we have concluded that one of our securitizations is a VIE that should be consolidated. The Company has determined that the other securitizations that we participated in should not be consolidated since, among other things, we concluded that the transfer of the underlying assets qualified as a sale.

c. ***Purchase Accounting and Acquisitions of Real Estate***

Prior to the Company's adoption of Accounting Standards Update ("ASU") 2017-01 in January 2018, the Company recorded the acquisition of real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination were measured at their acquisition date fair values. Acquisition costs were expensed as incurred. Upon adoption of ASU 2017-01, the Company records the acquisition of real estate that will be used for the production of income as an asset acquisition, with all assets acquired and liabilities assumed recorded at their acquisition date fair values. Acquisition costs are capitalized and allocated to the acquired tangible assets, consisting of land, building and improvements, furniture, fixtures and equipment. The Company assesses the acquisition date fair values of all tangible assets, and identified lease intangibles, consisting of in-place leases, tenant relationships, deferred leasing costs, and above-market and below-market leases.

Real estate assets, including land, building and improvements, and furniture, fixtures and equipment are stated at historical cost less accumulated depreciation. Costs associated with the development, construction and improvement of the Company's real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred, while major replacements and betterments, which improve or extend the useful life of the asset, are capitalized and depreciated over the estimated useful lives.

The Company records depreciation expense using the straight-line method over the useful lives of the respective assets. The estimated useful lives are as follows:

Category	Term
Building	15 to 54 years
Improvements	2 to 14 years
Furniture, fixtures, and equipment	2 to 14 years

Depreciation expense for the years ended December 31, 2023 and 2022 was $105,409,244 and $96,897,855, respectively, and is included in depreciation and amortization expense in the accompanying combined consolidated statements of operations.

The value of acquired land, buildings and improvements is estimated by formal appraisals, observed comparable sales transactions and information gathered during pre-acquisition due diligence activities. The valuation approach considers the value of the property as if it were vacant. The values of furniture, fixtures and equipment are estimated by calculating their replacement cost and reducing that value by factors based upon estimates of their remaining useful lives.

The value allocated to acquired lease intangibles is based on management's evaluation of the specific characteristics of each tenant's lease. Characteristics considered by management in allocating these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease and the tenant's credit quality, among other factors.

The value of in-place leases and deferred leasing costs are amortized to expense over the remaining term of the respective leases, which range from less than a year to seventeen years. The amount allocated to acquire in-place leases is determined by calculating the estimated time to fill a hypothetically empty property to its stabilization level based on historical observed move-in rates for each property. The intangible assets are calculated by estimating the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. The amount allocated to deferred leasing costs is determined by what the Company would have paid to a third-party to secure a new tenant reduced by the expired term of the respective lease. The value of tenant relationships is amortized over the remaining initial lease term and expected renewals, which is thirty seven years. The amount allocated to tenant relationships is the benefit resulting from the likelihood of a tenant renewing its lease. Acquired intangible assets generally have no residual value. Amortization expense related to these assets was $494,650 and $23,597,558 for the years ended December 31, 2023 and 2022, respectively.

d. ***Impairment of Real Estate***

The Company reviews the carrying value of its real estate assets and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such reviews indicate that the asset may be impaired, given that the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset's carrying amount is written down to its fair value. Estimating future cash flows and fair values is highly subjective and such estimates could differ materially from actual results. For the years ended December 31, 2023 and 2022, the Company did not record any impairment charges related to real estate assets.

e. ***Assets Held for Sale and Discontinued Operations***

The Company classifies certain real estate assets as held for sale on the combined consolidated balance sheets once the criteria, as defined by GAAP, have been met. Real estate assets to be disposed of are reported at the lower of their carrying amount or fair value minus cost to sell and are no longer depreciated. The Company reports discontinued operations when the disposal of real estate assets represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results. No disposal met the definition of discontinued operations as of December 31, 2023 and 2022.

f. ***Environmental Matters***

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was

responsible for, the presence or disposal of such substances. The Company recognizes a liability for environmental matters if it is probable a liability has been incurred and the amount of loss can be reasonably estimated. As of December 31, 2023 and 2022, the Company is not aware of any environmental matters that would have an impact on the combined consolidated financial statements.

g. ***Fair Value Measurements***

In accordance with ASC Topic 820, *Fair Value Measurement* ("ASC 820"), fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, in the principal or most advantageous market considering the highest and best use of an asset or nonperformance risk related to a liability, at the measurement date. The Company uses the most observable inputs that are available to measure fair value. Observable inputs are inputs that the market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's views about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

- Level 1 - quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities;
- Level 2 - observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and
- Level 3 - unobservable inputs that are used when little or no market data is available.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considering counterparty credit risk, where applicable, in the Company's assessment of fair value.

The Company carries its mortgages payable, debt related to consolidated VIE, preferred equity investment, and senior secured term loan at cost, net of unamortized discount, debt issuance costs, and associated amortization, on the accompanying combined consolidated balance sheets.

h. Fair Value of Financial Instruments

Pursuant to ASC Topic 825, *Financial Instruments* ("ASC 825"), which provides entities with an option to report selected financial assets and liabilities at fair value, the Company has made an election to measure its unsecured consumer loans, residual interest in securitizations, CLOs, corporate bonds, interest rate caps, and reverse repurchase facilities at fair value on the combined consolidated balance sheets. We elected to use the fair value option to align the measurement attributes of both our assets and liabilities while mitigating volatility in earnings from using different measurement attributes. Under this election, (a) unsecured consumer loans charged off, recoveries, and realized gains (losses), and (b) net increase or decrease in unrealized appreciation (depreciation) of the unsecured consumer loans, residual interest in securitizations, CLOs, corporate bonds, interest rate caps, and reverse repurchase facilities are recorded as fair value adjustments on the combined consolidated statements of operations.

i. ***Revenue Recognition***

Rental revenues from residential, student housing, and self-storage tenants are recognized on a contractual basis, as lease periods for these investments are short-term in nature. Tenant receivables that are deemed uncollectible are recognized as a reduction to rental revenue. The Company recognizes reimbursement for utilities and other expenses recoveries as other revenue when earned. Rental revenues from industrial and commercial tenants are recognized on a straight-line basis over the term of the lease. The industrial and commercial leases contain rental increases at specified intervals. The Company records as an asset, and includes in rental revenues, deferred rent receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rent receivable in the accompanying combined consolidated balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the respective lease terms.

Rental income can be comprised of fixed and variable lease payments. The following table shows the details of rental income for the year ended December 31, 2023:

Fixed rent	$	318,320,196
Less: write-off of tenant receivables		(12,856,269)
Total rental income	**$**	**305,463,927**

Minimum future rental receipts under the noncancelable portion of commercial and industrial tenant leases, assuming no new or renegotiated leases, for the next five years and thereafter are as follows:

Year		Rental Receipts
2024	$	556,468
2025		209,968
2026		209,968
2027		209,968
2028		209,968
Thereafter	$	86,911

Interest income is recognized on an accrual basis, in accordance with the terms of the loan agreement, to the extent that such amounts are expected to be collected. Generally, our unsecured consumer loans are placed on non-accrual status when the loan is greater than 60 days contractually delinquent or charged off, which may occur if a borrower were to declare bankruptcy prior to a loan being 60 days delinquent, at which point the associated interest receivable balance is reversed against the interest income on the combined consolidated statements of operations. For residual interests in securitizations, interest income is recognized using the effective interest method. Under this method, we recognize as interest income, over the life of the securities, the excess of the cash flows expected to be collected over the securities' carrying value. We update our estimates of expected cash flows quarterly and recognize changes in the calculated effective interest rate on a prospective basis. For certain investments held by the Company, cash not received for interest may be recorded through a payment-in-kind ("PIK"). Interest income recorded as PIK is recognized as income in the period earned.

Gains and losses on the sale of real estate are recognized pursuant to ASC 610, *Gains and Losses from the Derecognition of Nonfinancial Assets*. Any gain or loss on sale is measured based on the difference between the amount of consideration received and the carrying amount of the sold real estate asset, less costs to sell. For a partial sale of real estate resulting in a transfer of control, the Company measures any non-controlling interest retained at fair value, and recognizes a gain or loss on the difference between the fair value and the carrying amount of the real estate assets retained.

j. ***Cash and Cash Equivalents***

The Company considers all highly-liquid instruments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents includes funds deposited with financial institutions and short-term, highly-liquid overnight investment in money market funds. As of December 31, 2023 and 2022, the Company had cash and cash equivalents of $66,567,915 and $35,212,438, respectively. As of December 31, 2023 and 2022, $19,072,596 and $69,524 of the cash and cash equivalents, respectively, disclosed on the combined consolidated balance sheets represent investments in money market funds, with the remainder held in deposit accounts, substantially all of which exceeded applicable insurance limits.

k. ***Restricted Cash***

Restricted cash consists of cash escrowed under the operating agreements and mortgage agreements for debt service, real estate taxes, property insurance, and capital improvements and other restricted deposits. The Company had restricted cash of $36,248,212 and $37,869,284 as of December 31, 2023 and 2022, respectively. Total cash and cash equivalents, and restricted cash was $102,816,127 and $73,081,722 as of December 31, 2023 and 2022, respectively.

l. ***Unsecured Consumer Loans***

Unsecured consumer loans consist of individual loans purchased from various originators of unsecured consumer loans ("Lending Platforms") under terms of the Company's agreement with the respective platforms, who are sellers of the unsecured consumer loans that continue to service such loans. Unsecured consumer

loans made through the Lending Platforms are issued by WebBank, an FDIC-insured, Utah chartered industrial bank, except for loans issued by NBT. After funding a loan, WebBank sells the loan to the Lending Platform, without recourse, in exchange for the principal amount of the loan. Loans issued by NBT are purchased by the Company as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone. All loans purchased are unsecured obligations of individual borrowers with a fixed interest rate and loan terms set between 12 and 84 months. Unsecured consumer loans are recorded on the date purchased by the Company, which is generally at least fifteen days after origination. Unsecured consumer loans are charged off in the month that the loan becomes greater than 120 days contractually delinquent or in the month that the borrower has entered bankruptcy, at which point the outstanding principal amount is written off against the total balance of the unsecured consumer loans on the combined consolidated balance sheets. This results in a fair value adjustment on the combined consolidated statements of operations. Recoveries on charged off loans and sales of charged off loans to third-parties are recorded as received, net of fees.

m. Due from Lending Platforms

LendingClub is an online marketplace lending platform from which we purchase unsecured consumer loans. The Due from LendingClub Corporation amounts presented on the combined consolidated balance sheets represent cash deposited at LendingClub.

n. Accounts Receivable Deemed Uncollectible

The Company monitors its accounts receivable on a tenant-by-tenant basis and if cash collection is deemed not probable, the Company establishes a full reserve for the individual tenant's outstanding balance. For the remaining receivable balance, the Company establishes and maintains a general reserve reflecting the Company's expectation that a portion of the operating receivables will not be collected. As of December 31, 2023 and 2022, $5,172,932 and $3,129,901, respectively, was deemed uncollectible and is included as accounts receivable within the combined consolidated balance sheets.

o. Asset Management and Management Services

Management fee expenses are recognized when incurred in accordance with the terms of each respective management agreement.

p. Debt Issuance Costs and Unamortized Debt Discounts

The Company defers costs incurred in connection with obtaining financing and amortizes the costs using the straight-line method, which approximates the effective interest rate method, over the terms of the related debt as a component of interest expense. The Company also recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805. Debt issuance costs and unamortized debt discounts have been presented as a direct deduction to our mortgages payable, mortgages payable related to real estate assets held for sale, debt related to consolidated VIE, and senior secured term loans in the accompanying combined consolidated balance sheets.

At December 31, 2023 and 2022, the Company had net debt issuance costs and debt discounts of $26,351,634 and $19,258,121, respectively. Amortization of debt issuance costs and debt discounts of $8,240,872 and $7,440,085 is included in interest expense in the combined consolidated statements of operations for the years ended December 31, 2023 and 2022, respectively.

q. Non-controlling Interests

Non-controlling interests are comprised of the Company's joint venture partners' interests in the joint ventures in real estate properties that the Company consolidates. The Company reports its joint venture partners' interests in its consolidated real estate joint ventures and other subsidiary interests held by third-parties as non-controlling interests. The Company records these non-controlling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments' net income or loss and equity contributions and distributions. These non-controlling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are generally allocated pro rata based on the respective ownership percentages until the venture reaches certain performance measures, at which time the other venture party will be entitled to preferred distributions (profit interests).

r. Income Taxes

The Company elected to be taxed as a REIT for U.S. federal income tax purposes, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company believes it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, the Company

generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its taxable income. A REIT is subject to a number of organizational and operational requirements, including, among others, a requirement that it currently distributes at least 90% of its taxable income to stockholders, subject to certain adjustments. If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, it will be subject to federal and state income taxes on its taxable income at regular corporate income tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state or local taxes on its income, property or net worth and federal taxes and excise taxes on its undistributed income. In addition, taxable income from non-REIT activities managed through the Company's taxable REIT subsidiaries ("TRS") will be fully subject to federal, state and local income taxes.

The Company accounts for TRS income taxes under the liability method as required by ASC Topic 740, *Income Taxes*. Under the liability method, deferred income taxes are recognized for the temporary differences between the GAAP basis and tax basis of the TRS income, assets and liabilities. For the years ended December 31, 2023 and 2022, several of the Company's subsidiaries were considered taxable corporations for U.S. federal and state income tax purposes. The taxable U.S. corporate subsidiaries are subject to corporate level U.S. federal, state and local income tax on their net taxable income.

ASC 740, *Income Taxes* ("ASC 740") provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the combined consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. As of December 31, 2023 and 2022, we did not have a liability for any unrecognized tax benefits. Management's determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof. We file tax returns for U.S. federal, various states and foreign jurisdictions. The statute of limitation is open for all jurisdictions for tax years beginning in 2018.

The Company's policy is to classify interest and penalties on tax positions, if any, as expenses. For the years ended December 31, 2023 and 2022, no interest and penalties have been accrued.

s. Concentration of Counterparty Risk and Credit Risk

In the normal course of its business, the Company encounters counterparty risk and credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, principal and interest outstanding on unsecured consumer loans, and amounts deposited with each of the Company's Lending Platforms. Counterparty risk represents the risk that we would incur if the counterparties failed to perform pursuant to the terms of their agreements with us.

t. Servicing, Collection and Upfront Fees

The Company incurs a monthly servicing fee for each outstanding unsecured consumer loan, which is payable to the Lending Platforms for managing payments from borrowers and maintaining loan account portfolios. The Company incurs collection fees on amounts recovered from delinquent loans, which is payable to the Lending Platforms. The Company incurs an upfront fee on unsecured consumer loans purchased from Avant. All servicing, collection and upfront fees are expensed as incurred.

u. Collateralized Loan Obligations ("CLOs")

The Company holds investments in CLOs which are subordinated debt interests in syndicated loans managed by third-party collateral managers with industry experience. The outstanding investments range in expected maturity from October 2026 to April 2032 and pays interest based on the three-month SOFR ("3MS") plus 5.20% to 9.23%.

CLOs purchased are recorded on the trade date. Primary CLOs purchased either from the collateral manager or the broker are recorded on the settled date, to reflect the potential changes, updates or resizing of the position, due to the long-term nature of settlement. The typical settlement time for Depository Trust Company bonds is three days. Amortization of an original issue discount is calculated to expected maturity date, based on projected cash flows at the time of purchase, and recorded over the expected life of the bond.

Gains or losses from the sale of CLOs are recorded as a realized gain or loss on the combined consolidated statements of operations and recognized on the date of sale. Restructured or permanently impaired CLOs are recorded in the period of measurement and recorded on the combined consolidated statements of operations as

a realized gain or loss and amortized to expected maturity based on the available cash flows at the time of measurement. Unrealized gains or losses are recorded on the combined consolidated statements of operations and recognized on each valuation date.

v. ***Corporate bonds***

The Company holds corporate bonds comprised of investment grade and high yield corporate bonds including performing credit strategies focused on income-oriented, senior loan and bond investment strategies targeting U.S. issuers.

Secondary corporate bonds purchased from a broker are recorded on a trade date basis and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt of coupon. The discount to par is amortized over the stated maturity of the corporate bond and recognized as part of interest income on the combined consolidated statements of operations. Gains or losses from the sale of Corporate Bonds are recorded as a realized gain or loss on the combined consolidated statements of operations and recognized on the date of sale. Unrealized gains or losses are recorded on the combined consolidated statements of operations and recognized on each valuation date.

w. ***Interest rate caps***

In order to manage the risks associated with the variable rate financing of the mortgage, the Company may enter into various interest rate cap agreements. The cap agreements have initial notional values equal to the original loan amount of the related mortgages.

Derivative instruments not meeting the criteria for hedge accounting are recorded at fair value on the combined consolidated balance sheets with any change in fair value reflected in the combined consolidated statement of operations in the period of change. The fair value of the interest rate caps as of December 31, 2023 and 2022 was $20,203,768 and $25,724,128, respectively. For the year ended December 31, 2023 and 2022, there was loss of $7,684,262 and gain of $14,067,690, respectively, recorded for the fair value of the interest rate caps.

x. ***Recent accounting pronouncements***

In June 2016, the FASB issued ASU 2016-13, an update to ASC Topic 326, Financial Instruments – Credit Losses. ASU 2016-13 requires measurement and recognition of expected credit losses on financial instruments measured at amortized cost at the end of each reporting period rather than recognizing the credit losses when it is probable that the loss has been incurred in accordance with current GAAP. In November 2018, the FASB issued ASU 2018-19, which clarified that receivables arising from operating leases are not within the scope of ASC Topic 326, and instead, impairment of receivables arising from operating leases should be accounted for under the scope of ASC Topic 842, Leases. In May 2019, the FASB issued ASU 2019-05, which provides transition relief for entities adopting ASU 2016-13 by allowing entities to elect the fair value option on certain financial instruments. ASU 2016-13 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2019, with early adoption permitted. The Company adopted the provisions of ASU 2016-13 on January 1, 2022. This adoption did not have a material impact on the combined consolidated financial statements.

In March 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2020-04 establishing Accounting Standards Codification ("ASC") Topic 848, Reference Rate Reform, and in January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope (collectively, "ASC 848"). ASC 848 contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives, and other contracts. The guidance in ASC 848 is optional and may be elected over time as reference rate reform activities occur. In December 2022, the FASB issued ASU 2022-06, Deferral of the Sunset Date of Topic 848 ("ASU 2022-06") which was issued to defer the sunset date of ASC 848 to December 31, 2024. As of December 31, 2023, the Company has transitioned LIBOR- indexed debt and derivatives to SOFR.

3. Recent Real Estate Transactions

Acquisition of Real Estate Assets Held for Investment

During 2023, the Company did not acquire any properties.

During 2022, the Company acquired the following properties

- On May 26, 2022, the Company, together with a joint venture partner, acquired Kokomo, a multi-family property located in Kokomo, IN for an aggregate purchase price of $20,500,000 exclusive of acquisition and closing costs.

For the purchase of this property, the Company obtained bank financing of $12,753,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $911,917.

- On May 26, 2022, the Company, together with a joint venture partner, acquired Stillwater, a multi-family property located in Stillwater, OK for an aggregate purchase price of $26,100,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $15,328,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,244,358.
- On May 26, 2022, the Company, together with a joint venture partner, acquired Pueblo, a multi-family property located in Pueblo, CO for an aggregate purchase price of $31,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $20,166,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,307,918.
- On May 26, 2022, the Company, together with a joint venture partner, acquired Cheyenne, a multi-family property located in Cheyenne, WY for an aggregate purchase price of $27,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $17,656,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,158,374.
- On March 29, 2022, the Company, together with a joint venture partner, acquired Southport Crossing, a multi-family property located in Indianapolis, IN for an aggregate purchase price of $48,100,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $35,600,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,141,881.
- On March 18, 2022, the Company acquired Rutland Place, a multi-family property located in Macon, GA for an aggregate purchase price of $29,750,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $22,500,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.
- On March 18, 2022, the Company acquired Lancaster Place, a multi-family property located in Calera, AL for an aggregate purchase price of $37,550,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $28,350,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.
- On March 18, 2022, the Company acquired Twin Oaks, a multi-family property located in Hattiesburg, MS for an aggregate purchase price of $44,850,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $33,830,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.
- On March 18, 2022, the Company acquired Enclave at Wolfchase, a multi-family property located in Cordova, TN for an aggregate purchase price of $82,100,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $60,000,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.

The below listed 2022 acquisitions have been accounted for as asset acquisitions. The purchase price was allocated to the acquired assets and liabilities based on their estimated fair values at the date of acquisition. The Company allocated the purchase price, plus capitalized acquisition costs, of the properties acquired during 2022 as follows:

Property	Land	Building	Improvements	FF&E	Lease Intangibles	Total Purchase Price
2022 Acquisitions:						
Enclave at Wolfchase	$ 4,284,151	$ 73,000,327	$ 1,627,778	$ 520,290	$ 3,496,227	$ 82,928,773
Twin Oaks	1,631,277	40,379,141	1,235,591	309,137	1,875,969	45,431,115
Lancaster Place	2,106,551	33,038,965	951,016	249,514	1,625,929	37,971,975
Rutland Place	1,852,142	26,142,545	607,972	234,807	1,343,056	30,180,522
Southport Crossing	2,660,957	42,356,055	617,900	1,008,572	2,070,961	48,714,445
Cheyenne	1,371,052	25,432,206	203,431	316,397	949,190	28,272,276
Pueblo	1,532,088	29,211,806	—	408,557	1,021,392	32,173,843
Stillwater	3,720,206	21,896,069	—	318,876	850,332	26,785,483
Kokomo	389,928	19,671,250	58,809	292,446	779,856	21,192,289
Total 2022:	**$ 19,548,352**	**$ 311,128,364**	**$ 5,302,497**	**$ 3,658,596**	**$ 14,012,912**	**$ 353,650,721**

The weighted average amortization period of acquired in-place leases was approximately six months for the year ended December 31, 2022.

Summarized information regarding properties sold during the years ended December 31, 2023 and 2022 is set forth in the table below:

Property	Disposition Date	Asset Type	Gross Sale Price	Gain on Sale
2022 Dispositions:				
Verandas at Rocky Ridge	2/1/2022	Multi-Family	$ 34,670,000	$ 20,956,684
Total 2022:			**$ 34,670,000**	**$ 20,956,684**
2023 Dispositions:				
West 22	10/27/2023	Student Housing	$ 89,000,000	$ 43,417,987
Total 2023:			**$ 89,000,000**	**$ 43,417,987**

4. Real Estate Assets

The Company's ownership interests in real estate properties range from 67% to 100% via either direct ownership or ownership of a property owning entity. Through its ownership interests, the Company controls and therefore consolidates the properties and property owning entities. The interest owned by the other joint venture partner is reflected as non-controlling interest in these combined consolidated financial statements.

The Company's real estate assets consisted of the following as of December 31, 2023 and 2022:

Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation 2023	2022
Filet of Chicken*	10/24/2012	100.0%	Industrial	Forest Park, GA	$ 3,904,473	$ 4,064,982
Arlington Park	5/8/2013	93.3%	Multi-Family	Marietta, GA	9,139,353	8,616,016
Taco Bell, OK	6/4/2014	100.0%	Commercial	Yukon, OK	1,027,561	1,080,637
Taco Bell, MO	6/4/2014	100.0%	Commercial	Marshall, MO	828,274	872,568
Abbie Lakes	9/30/2014	79.1%	Multi-Family	Canal Winchester, OH	9,896,318	10,070,645
Brooksedge	9/30/2014	79.1%	Multi-Family	Reynoldsburg, OH	9,319,103	9,574,690
Reserve at Abbie Lakes	9/30/2014	79.1%	Multi-Family	Canal Winchester, OH	21,904,002	22,577,192
Lake's Edge	9/30/2014	79.1%	Multi-Family	Pickerington, OH	9,408,695	9,709,282
Sunbury Ridge	9/30/2014	79.1%	Multi-Family	Columbus OH	11,031,109	11,375,360
Stonebridge	9/30/2014	79.1%	Multi-Family	Blacklick, OH	15,647,208	16,284,411
Jefferson Chase	9/30/2014	79.1%	Multi-Family	Blacklick, OH	10,080,770	10,286,606
Lake Ridge	10/29/2014	79.1%	Multi-Family	Hilliard, OH	5,394,500	5,647,294
Orchard Village*	11/5/2015	80.0%	Multi-Family	Aurora, IL	27,081,074	28,425,777
Sterling Crimson	9/28/2016	67.0%	Student Housing	Tuscaloosa, AL	41,332,877	42,362,222
Hawks Ridge	9/28/2016	67.0%	Student Housing	Iowa City, IA	26,089,935	26,762,353
Islander Village	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	10,436,617	10,875,899
Campus Quarters	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	13,943,798	14,277,046
District on Luther	9/28/2016	67.0%	Student Housing	College Station, TX	30,373,105	30,507,794
West 22	9/28/2016	67.0%	Student Housing	Kennesaw, GA	—	45,474,999
Legacy	9/28/2016	67.0%	Student Housing	Statesboro, GA	5,659,634	5,929,116
University Crossing	9/28/2016	67.0%	Student Housing	Manhattan, KS	16,306,972	16,858,191
Seasons	1/30/2017	92.5%	Multi-Family	Laurel, MD	161,985,415	164,652,567
Villages of Baymeadows	10/31/2017	92.5%	Multi-Family	Jacksonville, FL	82,257,521	82,038,859
Casa del Mar	10/31/2017	92.5%	Multi-Family	Jacksonville, FL	13,616,312	13,388,394
Silver Oaks	11/8/2017	92.5%	Multi-Family	Southfield, MI	14,350,028	14,088,499
Sutton Place	11/8/2017	92.5%	Multi-Family	Southfield, MI	45,837,049	43,808,107
Steeplechase	1/9/2018	92.5%	Multi-Family	Largo, MD	39,329,697	40,135,930
Olentangy Commons	6/1/2018	92.5%	Multi-Family	Columbus, OH	102,151,039	103,376,766
Villages of Wildwood	7/20/2018	92.5%	Multi-Family	Fairfield, OH	43,375,585	43,465,102
Falling Creek	8/8/2018	90.0%	Multi-Family	Richmond, VA	21,167,327	21,812,770
Crown Pointe	8/30/2018	80.0%	Multi-Family	Danbury, CT	94,814,557	96,754,311
Lorring Park	10/30/2018	80.0%	Multi-Family	Forestville, MD	55,243,926	56,642,818
Hamptons	1/9/2019	92.5%	Multi-Family	Beachwood, OH	74,459,472	76,343,120
The Isle	6/28/2019	92.5%	Multi-Family	Orlando, FL	24,016,497	24,524,503
Druid Hills	7/30/2019	96.3%	Multi-Family	Atlanta, GA	75,288,872	76,552,758

Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation 2023	2022
Parcstone	10/15/2019	88.0%	Multi-Family	Fayetteville, NC	38,871,852	40,094,024
Stone Ridge	10/15/2019	88.0%	Multi-Family	Fayetteville, NC	19,336,157	19,972,653
Sterling Place	10/28/2019	92.5%	Multi-Family	Columbus, OH	40,453,291	40,196,735
Hampton on Jupiter	11/2/2020	80.0%	Multi-Family	Dallas, TX	34,175,498	35,123,195
Palmetto Creek	11/10/2020	90.0%	Multi-Family	North Charleston, SC	31,094,893	31,299,438
Valora at Homewood	11/19/2020	90.0%	Multi-Family	Homewood, AL	78,484,621	73,413,788
The Dylan at Fairburn	12/14/2020	100.0%	Multi-Family	Fairburn, GA	47,783,160	48,589,466
The Dylan at Grayson	12/14/2020	100.0%	Multi-Family	Grayson, GA	43,674,038	44,488,009
Chimneys of Greenville	1/27/2021	100.0%	Multi-Family	Taylors, SC	17,361,445	18,255,507
The Laurel Apartments	2/26/2021	96.3%	Multi-Family	Spartanburg, SC	54,727,859	54,304,114
The Willows Apartments	2/26/2021	96.3%	Multi-Family	Spartanburg, SC	20,092,408	20,894,148
The Edge at Clear Lake	3/12/2021	80.0%	Multi-Family	Webster, TX	31,762,298	32,889,330
Pear Orchard	6/28/2021	80.0%	Multi-Family	Ridgeland, MS	46,840,841	47,662,565
Lakeshore Landing	6/28/2021	80.0%	Multi-Family	Ridgeland, MS	20,882,326	20,879,577
Reflection Pointe	6/28/2021	80.0%	Multi-Family	Flowood, MS	38,311,181	38,603,634
Crosswinds	6/28/2021	80.0%	Multi-Family	Pearl, MS	40,131,416	41,368,894
Elliot Norcross	11/30/2021	90.0%	Multi-Family	Norcross, GA	127,042,727	125,570,287
West Vue	12/30/2021	90.0%	Multi-Family	Orlando, FL	81,413,379	83,173,770
Enclave at Wolfchase	3/18/2022	100.0%	Multi-Family	Cordova, TN	76,391,342	77,513,083
Twin Oaks	3/18/2022	100.0%	Multi-Family	Hattiesburg, MS	42,968,788	42,954,111
Lancaster Place	3/18/2022	100.0%	Multi-Family	Calera, AL	35,116,710	35,827,253
Rutland Place	3/18/2022	100.0%	Multi-Family	Macon, GA	27,745,458	28,208,461
Southport Crossing	3/29/2022	92.5%	Multi-Family	Indianapolis, IN	47,177,090	47,412,735
Cheyenne	5/26/2022	90.0%	Senior Living	Cheyenne, WY	26,504,526	26,964,513
Pueblo	5/26/2022	90.0%	Senior Living	Pueblo, CO	30,145,406	30,780,715
Stillwater	5/26/2022	90.0%	Senior Living	Stillwater, OK	25,406,324	25,693,236
Kokomo	5/26/2022	90.0%	Senior Living	Kokomo, IN	19,767,727	20,148,278
Total net real estate assets					**$ 2,270,361,436**	**$ 2,341,499,103**

*Properties are held for sale and disclosed on the consolidated balance sheets.

5. Lease Intangibles

Lease intangibles consist of the following:

	As of December 31, 2023			As of December 31, 2022		
	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net
In-place leases	$ 106,347,193	$(106,046,555)	$ 300,638	$ 109,870,457	$(104,818,996)	$ 5,051,461
Above-market leases	15,689,752	(955,734)	14,734,018	10,989,653	(687,180)	10,302,473
Below-market leases	—	—	—	—	—	—
Tenant relationships	239,208	(71,870)	167,338	239,208	(65,433)	173,775
Deferred leasing costs	635,325	(411,197)	224,128	635,325	(372,685)	262,640
Total	**$ 122,911,478**	**$(107,485,356)**	**$ 15,426,122**	**$ 121,734,643**	**$(105,944,294)**	**$ 15,790,349**

Future amortization expense for the Company's lease intangibles is as follows:

Year	Amortization Expense
2024	$ 95,687
2025	95,686
2026	95,686
2027	95,686
2028	95,686
Thereafter	$ 14,947,691

6. Real Estate Assets Held for Sale

As of December 31, 2023, the real estate assets held by Filet of Chicken and Orchard Village met the criteria to be classified as held for sale. The Company entered into a purchase and sale agreement with an unrelated third-party on January 26, 2024 and May 13, 2024, respectively. Filet of Chicken sale closed on May 9, 2024, resulting in the recognition of a gain in the amount of $7,370,352. Orchard Village sale closed on May 30, 2024, resulting in the recognition of a gain in the amount of 20,683,786.

As of December 31, 2022, no real estate assets met the criteria to be classified as held for sale.

Below is a summary of the major classes of real estate assets classified as held for sale:

Real Estate Assets Held for Sale	December 31, 2023	December 31, 2022
Land	$ 5,229,284	$ —
Building and improvements	39,088,662	—
Furniture, fixtures, and equipment	1,604,198	—
Less: accumulated depreciation	(14,936,599)	—
Total net real estate assets held for sale	**$ 30,985,545**	**$ —**

7. Preferred Equity Investments

On November 14, 2022, the Company, together with a joint venture partner, acquired Terraces at Perkins Rowe, a multi-family property located in Baton Rouge, LA for an aggregate purchase price of $41,400,000. The investment is structured as an investment that incorporates debt-like return metrics. The Company receives SOFR + 2% cash return each month with additional 7% paid-in-kind (PIK) accrued to the Company's outstanding capital balance. While there is no stated maturity date for this investment, the Company has a put option at the end of 5-year hold period that it intends to exercise. The de facto maturity date is November 14, 2027. During the year ended 2023 and 2022, the Company recognized total interest income of $1,921,054 and $240,425 from preferred equity investment. The Company's preferred equity investment meets the definition of held-to-maturity debt security, which are reported at amortized cost. The Company determined that as of December 31, 2023 and 2022, fair value of the preferred equity investment approximated its cost of $14,018,973 and $13,073,865, respectively.

8. Involuntary Conversions

During 2023, the Company did not record any gain or loss from involuntary conversion of real estate assets.

During 2022, the Company wrote off real estate assets from fire damages. As of December 31, 2022, proceeds of $3,117,599 were received. For the year ended December 31, 2022, a gain from involuntary conversion of $1,531,629 was recorded in relation to the assessed outcome of the damages and is included as gain/loss on involuntary conversions on the combined consolidated statements of operations.

9. Unsecured Consumer Loans

The Company's portfolio of unsecured consumer loans consists of a large number of small balance homogeneous loans. As of December 31, 2023, the portfolio consisted of 27 loans having an average outstanding principal balance of $3,037 and a maximum balance of $50,000 at the time of origination. As of December 31, 2023, the unsecured consumer loans were issued with stated interest rates ranging from 9.0% to 25.0% with a weighted average interest rate of 15.4% based on outstanding principal of the unsecured consumer loans. As of December 31, 2022, the portfolio consisted of 216 loans having an average outstanding principal balance of $2,430 and maximum balance of $50,000 at the time of origination. As of December 31, 2022, the unsecured consumer loans were issued with stated interest rates ranging from 8.0% to 36.0% with a weighted average interest rate of 18.6% based on outstanding principal of the unsecured consumer loans.

The ability of the borrowers of the unsecured consumer loans to repay the Company are affected by their continuing financial stability. The credit risk of the unsecured consumer loans and the residual interest in securitizations is considered to be higher than for secured loans.

The Lending Platforms classify the unsecured consumer loans into separately identified pools by rating ("Rating"), which indicates the expected level of risk associated with the loan. Each Rating corresponds to an estimated average annualized loss rate range as of the time the Rating is given. The estimated annual loss rate for each loan is based primarily on a proprietary custom risk model developed by each of the Lending Platforms using their respective historical data, borrower specific factors and Fair Isaac Corporation score ("FICO score") obtained from a credit

reporting agency. As part of the Rating determination, the Lending Platforms also consider borrower specific factors such as, but not limited to, credit related inquiries in the last six months and debt-to-income ratio.

Ratings are not consistent between Lending Platforms; as such the Company stratifies its unsecured consumer loans into separately identified pools based on the FICO score obtained from a credit reporting agency and as provided by each Lending Platform at origination. The stratified pools are designated "Super Prime," "Prime" or "Near Prime," and defined as follows: Super Prime loans as loans to borrowers with a FICO score of 720 or greater, Prime Loans as loans to borrowers with a FICO score of between 660 and 719 and Near Prime loans as loans to borrowers with a FICO score of between 600 and 659.

The following table summarizes the Company's unsecured consumer loans held as of December 31, 2023:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 45,080	$ 45,098	9.0% - 20.5%	13.4%
Prime	36,932	34,401	13.5% - 25.0%	17.9%
Near Prime	—	—	0.0% - 0.0%	—%
Total Loans	**$ 82,012**	**$ 79,499**		**15.4%**

** Based on outstanding principal of the unsecured consumer loans.*

The following table summarizes the Company's unsecured consumer loans held as of December 31, 2022:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 182,638	$ 182,194	8.0% - 20.5%	12.2%
Prime	211,193	204,355	12.0% - 25.0%	19.1%
Near Prime	131,088	134,397	19.5% - 36.0%	26.8%
Total Loans	**$ 524,919**	**$ 520,946**		**18.6%**

** Based on outstanding principal of the unsecured consumer loans.*

The following table summarizes the delinquency status of the unsecured consumer loans:

	December 31, 2023			December 31, 2022		
Delinquency Status	Outstanding Principal	Fair Value	% of Total	Outstanding Principal	Fair Value	% of Total
Current	$ 75,846	$ 75,693	92.50 %	$ 488,255	$ 491,804	93.00 %
1 - 30 days	3,832	2,541	4.70 %	23,907	21,852	4.60 %
31 - 60 days	1,385	1,265	1.70 %	5,877	4,623	1.10 %
61 - 90 days	949	—	1.10 %	6,879	2,667	1.30 %
91 - 120 days	—	—	— %	—	—	— %
Total Loans	**$ 82,012**	**$ 79,499**	**100.00 %**	**$ 524,918**	**$ 520,946**	**100.00 %**

10. Collateralized Loan Obligations

NGL invests in the junior debt tranches of collateralized loan obligation (“CLO”) vehicles that in turn own pools of Senior Secured Loans. The credit risk of a CLO is dependent on the underlying assets within the portfolio. For “traditional” CLOs, the collateral pool primarily consists of first lien, senior secured broadly syndicated bank loans (usually at least 90% of the total portfolio), and it may include a predetermined allowable portion of other asset types such as second lien bank loans (which are highly leveraged) and unsecured debt, as well as middle market loans.
Some CLOs consist predominantly of middle market loans as the underlying collateral. The average rating of the underlying collateral is typically single-B, and the leveraged bank loans are typically floating rate, based on SOFR.

The securities held at NGL are B or BB rated mezzanine debt that pay a quarterly interest coupon, based on the notional balance held and a fixed spread plus SOFR, which resets after each payment. The principal is returned through the CLO waterfall at the earlier of the call date or maturity. As of December 31, 2023, based on outstanding notional balance, 12.3% of the portfolio was invested in single-B rated tranches and 87.7% of the portfolio in BB rated tranches with a fixed spread plus LIBOR and/or SOFR at the most recent reset date.

As of December 31, 2023, the outstanding investment of CLOs comprised of 97 investments with a fair value of $418,761,852 and a face value of $447,833,784. The average outstanding note is approximately $4,617,000 with an expected maturity date ranging from October 2026 to April 2032 and a weighted average expected maturity of 6.0 years as of December 31, 2023. Coupons range from three-month SOFR ("3MS") plus 5.20% to 9.23% with a weighted average coupon of 3MS + 6.63%.

As of December 31, 2022, the outstanding investment of CLOs comprised of 94 investments with a fair value of $424,746,173 and a face value of approximately $448,235,434. The average outstanding note is approximately $4,768,000 with a stated maturity date ranging from April 2026 to October 2033 and a weighted average stated maturity of 6.0 years as of December 31, 2022. Coupons range from three-month LIBOR ("3ML") plus 5.20% to 9.23% with a weighted average coupon of 3ML + 6.93%.

The Company purchased $14,876,274 and $186,569,431, respectively, of CLOs from various third-party brokers during the year ended December 31, 2023 and 2022, respectively, which are held by the Bank of New York Mellon as custodian.

11. Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the price that we would receive upon selling an asset or pay to transfer a liability in an orderly transaction to an independent buyer in the principal or most advantageous market in which that financial instrument is transacted.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment.

Most of our financial instruments measured at fair value on a recurring basis were classified as Level 3 as of December 31, 2023 and 2022. During the year ended December 31, 2022, NGL's CLO portfolio was transferred from Level 2 to Level 3 at January 1, 2022 due to the volatility of the observable inputs, which were caused primarily by rising interest rates. The net change in unrealized (losses) gains on the investments that use Level 3 inputs was $1,276,630 as of December 31, 2022.

During the year ended December 31, 2023, NGL's repurchase agreements were transferred from Level 3 to Level 2 at January 1, 2023 and are held at cost.

Unsecured Consumer Loans, Residual Interests in Securitizations and Collateralized Loan Obligations

The unsecured consumer loans, residual interests in securitizations, and collateralized loan obligations do not trade in an active market with readily observable prices. For the unsecured consumer loans and residual interests in securitizations, fair value is estimated by using a discounted cash flow methodology based upon significant unobservable inputs, such as loss adjusted discount rates and projected loss rates. The loss adjusted discount rates are used to discount the estimated future cash flows expected to be received from the underlying unsecured consumer loans, which includes both future principal and interest payments. The projected loss rates are based on the perceived credit risk inherent in each Rating of the unsecured loan portfolio. See Note 9 for details of the unsecured consumer loans.

NGL qualifies as an investment company pursuant to ASC Topic 946, *Financial Services-Investment Companies.* Accordingly, the underlying CLO investments and repurchase agreements are carried at fair value and were retained in consolidation by the Company.

In determining the range of values for our investments in CLOs, management utilizes an independent valuation firm that uses a discounted multi-path cash flow model. The valuations were accomplished through the analysis of the CLO deal structures to identify the risk exposures from the modeling point of view as well as to determine an appropriate call date (i.e., expected maturity). These risk factors are sensitized in the multi-path cash flow model using Monte Carlo simulations to generate probability-weighted (i.e., multi-path) cash flows for the underlying assets and liabilities. These cash flows are discounted using appropriate market discount rates, and relevant data in the CLO market and certain benchmark credit indices are considered, to determine the value of each CLO investment.

The significant unobservable input used to value the CLOs is the discount rate applied to the estimated future cash flows expected to be received from the underlying investment, which includes both future principal and interest payments. Included in the consideration and selection of the discount rate are the following factors: risk of default, comparable investments, and call provisions. An increase or decrease in the discount rate applied to projected cash flows, where all other inputs remain constant, would result in a decrease or increase, respectively, in the fair value measurement.

The interests we have acquired in CLOs are generally thinly traded or have only a limited trading market. CLOs are typically privately offered and sold, even in the secondary market. As a result, investments in CLOs may be characterized as illiquid securities. In addition to the general risks associated with investing in debt securities, CLO residual interests carry additional risks, including, but not limited to: (i) the possibility that distributions from collateral securities will not be adequate to make interest or other payments; (ii) the quality of the collateral may decline in value or default; (iii) our investments in CLO tranches will likely be subordinate to other senior classes of note tranches thereof; and (iv) the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the CLO investment or unexpected investment results. Our net asset value may also decline over time if our principal recovery with respect to CLO debt is less than the cost of those investments. Our CLO investments and/or the CLOs' underlying senior secured loans may prepay more quickly than expected, which could have an adverse impact on our value. These investments are classified as Level 3 in the fair value hierarchy.

Corporate Bonds, Interest Rate Caps and Repurchase Agreements

Secondary corporate bonds purchased from a broker are recorded on a trade date basis and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt of coupon. The discount to par is amortized over the stated maturity of the corporate bond and recognized as part of interest income on the combined consolidated statements of operations. The typical settlement time for Depository Trust Company bonds is three days. Gains or losses from the sale or call of Corporate Bonds are recorded as a realized gain or loss on the combined consolidated statements of operations and recognized on the date of sale or call. Unrealized gains or losses are recorded on the combined consolidated statements of operations and recognized on each valuation date.

On a recurring basis, the Company measures its interest rate cap at its estimated fair value. In determining the fair value of the Company's derivatives, the Company uses the present value of expected cash flows based on market observable interest rate yield curve commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, the Company determined that as of December 31, 2023, the impact of the credit valuation adjustments were not significant to the overall valuation of the derivatives. As a result, the fair value of the derivative is considered to be based primarily on Level 2 inputs.

Repurchase agreements are collateralized with a portion of the CLO investments and the carrying value of the repurchase agreement approximates fair value as of December 31, 2023.

The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, CLOs, interest rate caps, corporate bonds, and repurchase agreements, disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2023.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured consumer loans	$ —	$ —	$ 79,499	$ 79,499
Residual interests in securitizations	—	—	2,725,658	2,725,658
Collateralized loan obligations	—	—	418,761,852	418,761,852
Corporate bonds	—	16,484,131	—	16,484,131
Interest rate cap	—	20,203,768	—	20,203,768
Total investments at fair value	**$ —**	**$ 36,687,899**	**$ 421,567,009**	**$ 458,254,908**
Liabilities				
Reverse repurchase facilities	$ —	$ 196,336,000	$ —	$ 196,336,000
Total liabilities at fair value	**$ —**	**$ 196,336,000**	**$ —**	**$ 196,336,000**

For the year ended December 31, 2023, the Company had charge-offs of $0 and recoveries of $0 to Level 3 unsecured consumer loans. Also, the Company borrowed $828,000 and repaid $(610,000) relating to repurchase agreements during 2023.

The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, CLOs, interest rate caps, corporate bonds, and repurchase agreements, disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2022.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured consumer loans	$ —	$ —	520,946	$ 520,946
Residual interests in securitizations	—	—	8,540,118	8,540,118
Collateralized loan obligations	—	—	424,746,173	424,746,173
Corporate bonds	—	11,616,950	—	11,616,950
Interest rate cap	—	25,724,128	—	25,724,128
Total investments at fair value	**$ —**	**$ 37,341,078**	**$ 433,807,237**	**$ 471,148,315**
Liabilities				
Reverse repurchase facilities	$ —	$ —	$ 196,118,000	$ 196,118,000
Total liabilities at fair value	**$ —**	**$ —**	**$ 196,118,000**	**$ 196,118,000**

For the year ended December 31, 2022, the Company had charge-offs of $(285,500) and recoveries of $463,304 to Level 3 unsecured consumer loans. In addition, the Company borrowed $87,315,000 and repaid $(1,247,000) relating to repurchase agreements during 2022.

Refer to Note 9 for details of the unsecured consumer loans.

The ranges of unobservable inputs used in the fair value measurement of our Level 3 financial instruments as of December 31, 2023 and 2022 were as follows:

December 31, 2023					
Assets/Liabilities	**Fair Value**	**Valuation Technique**	**Unobservable Input**	**Range**	**Weighted Average**
Unsecured consumer loans	$ 79,499	Discounted cash flow	Loss-adjusted discounted rate	7.70% - 9.87%	8.05%
			Projected prepay rate	0.0% - 7.46%	5.56%
			Projected loss rate	0.0% - 3.18%	2.84%
			Recovery rate	7.50% - 7.50%	7.50%
Residual interests in securitizations	$ 2,725,658	Discounted cash flow	Forecasted prepay % of current balance	32.28% - 33.32%	32.87%
			Forecasted default % of current balance	14.03% - 15.68%	14.75%
			Severity	92.50% - 92.50%	92.50%
			Discount rate	20.00% - 20.00%	20.00%
Collateralized loan obligations	$ 418,761,852	Discounted cash flow	Discount rate	11.05% - 24.02%	12.93%
			Weighted average life	2.1 - 4.6	4.0

December 31, 2022					
Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Unsecured consumer loans	$ 520,946	Discounted cash flow	Loss-adjusted discounted rate	7.60% - 13.83%	8.40%
			Projected prepay rate	1.24% - 12.09%	7.63%
			Projected loss rate	0.11% - 8.25%	5.13%
			Recovery rate	7.50% - 11.00%	8.26%
Residual interests in securitizations	$ 8,540,118	Discounted cash flow	Forecasted prepay % of current balance	5.67% - 30.56%	30.14%
			Forecasted default % of current balance	6.08% - 14.54%	14.01%
			Severity	89.00% - 92.50%	92.48%
			Discount rate	10.00% - 15.00%	14.97%
Collateralized loan obligations	$ 424,746,173	Discounted cash flow	Discount rate	10.60% - 17.00%	12.70%
			Weighted average life	2.5 - 5.0	4.3
Reverse repurchase facilities	$ 196,118,000	Cost, which approximates fair value	—	—	—

12. Corporate Bonds

The Company holds corporate bonds comprised of investment grade and high yield corporate bonds including performing credit strategies focused on income-oriented, senior loan and bond investment strategies targeting U.S. issuers.

The outstanding maturity is November 2026 including a bi-annual fixed interest coupon of 7.00%. Relevant details for the corporate bonds as of December 31, 2023 and 2022 are as follows:

December 31, 2023						
Purchase Date	Security	Face Value (Par)	Price	Net Purchase Price	Maturity	Coupon
12/7/2021	WRLD	$ 3,000,000	99.75	$ 2,992,500	11/1/2026	7.00%
12/16/2021	WRLD	5,000,000	100.00	5,000,000	11/1/2026	7.00%
2/15/2022	WRLD	7,000,000	94.00	6,580,000	11/1/2026	7.00%
3/23/2022	WRLD	2,572,000	87.75	2,256,930	11/1/2026	7.00%
3/30/2022	WRLD	1,250,000	88.25	1,103,125	11/1/2026	7.00%
4/4/2022	WRLD	310,000	88.25	273,575	11/1/2026	7.00%
		$ 19,132,000		**$ 18,206,130**		

December 31, 2022						
Purchase Date	Security	Face Value (Par)	Price	Net Purchase Price	Maturity	Coupon
12/7/2021	WRLD	$ 3,000,000	99.75	$ 2,992,500	11/1/2026	7.00%
12/16/2021	WRLD	5,000,000	100.00	5,000,000	11/1/2026	7.00%
2/15/2022	WRLD	7,000,000	94.00	6,580,000	11/1/2026	7.00%
3/23/2022	WRLD	2,572,000	87.75	2,256,930	11/1/2026	7.00%
3/30/2022	WRLD	1,250,000	88.25	1,103,125	11/1/2026	7.00%
4/4/2022	WRLD	310,000	88.25	273,575	11/1/2026	7.00%
		$ 19,132,000		**$ 18,206,130**		

Secondary corporate bonds purchased from a broker are recorded on a trade date basis and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt of coupon. The discount to par is amortized over the stated maturity of the corporate bond and recognized as part of interest income on the combined consolidated statements of operations. The typical settlement time for Depository Trust Company bonds is three days. Gains or losses from the sale or call of Corporate Bonds are recorded as a realized gain or loss on the combined consolidated statements of operations and recognized on the date

of sale or call. Unrealized gains or losses are recorded on the combined consolidated statements of operations and recognized on each valuation date.

13. Reverse Repurchase Facilities

On October 30, 2019, NGL entered into a Master Repurchase Agreement (the "Repo Agreement") with Nomura Securities International, Inc. ("Nomura") to provide a borrowing facility ("Repo") from which NGL could pledge securities as collateral and borrow up to $105,000,000 under agreed upon terms. Under the terms of the Repo Agreement, NGL received cash up to 75% of the market value of securities with an interest charge of a minimum of 1.80% plus SOFR, calculated as T-2 days for the reference rate. The term of the Repo is two years from commencement date subject to eight rolling three-month periods where upon each reset date, the entire Repo is closed and reopened, and borrowed interest is due to Nomura. Securities in the Repo can be purchased back at any time, subject to maintaining the agreed upon minimum draw on the Repo: 60% drawn during the ramp up period, as defined in the Repo Agreement, ending January 31, 2020, (subsequently extended to March 15, 2020 in the January 15, 2020 amended and restated Repo Agreement), and 90% drawn subsequent to the end of the ramp up period. Should the value of the securities drop to a loan to value ("LTV") greater than 77.5%, NGL Limited must contribute cash or securities to Nomura's collateral account until the combined value is below 70%.

On August 5, 2020, NGL agreed to the amended and restated Repo Agreement lowering the maximum borrowing under the agreement to $80,000,000, lowering the minimum LTV from 60% to 50% and reducing the deleveraging requirement from 77.5% to 60% including a drop in combined LTV from 70% to 50%. On April 27, 2022, NGL amended and restated repurchase agreement to increase the facility maximum to $200,000,000. On October 31, 2023, NGL amended and restated repurchase agreement to extend the scheduled maturity of the facility to November 2, 2026 as well as adjusted the interest rate to 3.30% plus Term SOFR.

Under the terms of the amended and restated Repo Agreement, NGL continues to receive cash up to 60% of the market value of securities. The interest rate at December 31, 2023 was 3MS + 3.30%. For the year ended December 31, 2023 and 2022, the Company paid $15,689,399 and $6,002,989 of interest to Nomura, respectively. Should the value of the securities drop to an LTV greater than 50%, NGL Limited must contribute cash or securities to Nomura's collateral account until the combined value is below 60%.

The following table presents a summary of our repurchase agreement borrowings and interest as of December 31, 2023 and 2022:

Master Repurchase Agreement	December 31, 2023	December 31, 2022
Beginning Balance	$ 196,118,000	$ 110,050,000
Principal Borrowed	828,000	87,315,000
Principal Paid	(610,000)	(1,247,000)
Amortization of debt issuance cost	—	—
Total Outstanding Principal	**196,336,000**	**196,118,000**
Less: unamortized debt issuance cost	—	—
Total Outstanding Principal, net of unamortized debt issuance cost	**$ 196,336,000**	**$ 196,118,000**

14. Mortgages Payable

The Company has outstanding mortgages payable that bear interest at either a fixed or variable rate. Each mortgage payable is secured by a respective real estate property and certain cash reserve accounts required by the borrowing agreements, which are included as restricted cash on the accompanying combined consolidated balance sheets. The following table presents a summary of our mortgages payable as of December 31, 2023 and 2022:

Mortgage Note	Interest Rate (2)	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2023	Outstanding Principal 12/31/2022
Abbie Lakes (5)	4.20%	10/1/2024	Amortizing	$ 9,676,814	$ 9,872,848
Brooksedge (5)	4.20%	10/1/2024	Amortizing	10,195,876	10,402,426
Reserve at Abbie Lakes (5)	4.20%	10/1/2024	Amortizing	18,669,576	19,047,787
Lakes Edge (5)	4.20%	10/1/2024	Amortizing	9,343,130	9,532,405
Sunbury Ridge (5)	4.20%	10/1/2024	Amortizing	9,713,889	9,910,675
Stonebridge (5)	4.20%	10/1/2024	Amortizing	14,348,379	14,639,050
Jefferson Chase (5)	4.20%	10/1/2024	Amortizing	11,345,230	11,575,063
Lake Ridge (5)	4.11%	10/1/2024	Amortizing	7,455,363	7,607,986

Mortgage Note	Interest Rate [2]	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2023	Outstanding Principal 12/31/2022
Orchard Village [4]	4.43%	12/1/2025	Amortizing	24,673,727	25,148,946
Sterling Crimson - Loan 1	4.20%	10/1/2026	Amortizing	39,746,264	40,457,910
Hawk's Ridge	4.20%	10/1/2026	Amortizing	23,920,024	24,348,306
Islander Village	4.20%	10/1/2026	Amortizing	10,406,295	10,592,616
Campus Quarters	4.20%	10/1/2026	Amortizing	13,658,262	13,902,809
District on Luther	4.20%	10/1/2026	Amortizing	30,889,351	31,442,416
West 22 - Loan 1 [1]	4.20%	10/1/2026	Amortizing	—	43,868,144
Legacy	4.77%	1/1/2029	Interest Only	7,480,000	7,480,000
Seasons	4.59%	2/1/2029	Interest Only	153,580,000	153,580,000
Abbie Lakes - Loan 2 [5]	5.82%	10/1/2024	Amortizing	2,473,253	2,510,634
Brooksedge - Loan 2 [5]	5.82%	10/1/2024	Amortizing	2,366,378	2,402,144
Reserve at Abbie Lakes - Loan 2 [5]	5.82%	10/1/2024	Amortizing	2,945,204	2,989,719
Lakes Edge - Loan 2 [5]	5.84%	10/1/2024	Amortizing	4,162,429	4,225,101
Sunbury Ridge - Loan 2 [5]	5.83%	10/1/2024	Amortizing	3,438,348	3,490,218
Stonebridge - Loan 2 [5]	5.84%	10/1/2024	Amortizing	2,694,227	2,734,793
Jefferson Chase - Loan 2 [5]	5.82%	10/1/2024	Amortizing	4,691,141	4,762,044
Lake Ridge - Loan 2 [5]	5.82%	10/1/2024	Amortizing	1,477,163	1,499,364
Villages of Baymeadows	4.14%	11/1/2027	Amortizing	75,176,450	76,452,417
Casa del Mar	4.14%	11/1/2027	Amortizing	12,018,805	12,222,800
Sutton Place	4.03%	12/1/2029	Interest Only	44,044,000	44,044,000
Silver Oaks	4.03%	12/1/2029	Interest Only	14,185,000	14,185,000
Steeplechase	4.07%	2/1/2028	Amortizing	36,150,558	36,668,000
West 22 - Loan 2 [1]	6.00%	10/1/2026	Amortizing	—	3,714,149
Sterling Crimson - Loan 2	6.04%	10/1/2026	Amortizing	1,734,294	1,762,483
Olentangy Commons	4.43%	6/1/2030	Interest Only	92,876,000	92,876,000
Villages of Wildwood	4.46%	8/1/2030	Interest Only	39,525,000	39,525,000
Falling Creek	4.52%	9/1/2030	Interest Only	19,335,000	19,335,000
Reserve at Abbie Lakes - Loan 3 [5]	5.88%	10/1/2024	Amortizing	5,329,017	5,415,477
Sunbury Ridge - Loan 3 [5]	5.94%	10/1/2024	Amortizing	1,161,656	1,180,296
Abbie Lakes - Loan 3 [5]	5.94%	10/1/2024	Amortizing	1,099,291	1,116,931
Brooksedge - Loan 3 [5]	5.90%	10/1/2024	Amortizing	2,269,897	2,306,590
Jefferson Chase - Loan 3 [5]	5.90%	10/1/2024	Amortizing	2,139,657	2,174,244
Lake Ridge - Loan 3 [5]	5.91%	10/1/2024	Amortizing	2,139,961	2,174,490
Crown Pointe	4.44%	9/1/2030	Interest Only	89,400,000	89,400,000
Lorring Park	4.83%	11/1/2030	Interest Only	47,680,000	47,680,000
Hamptons Apartments	4.61%	2/1/2031	Interest Only	79,520,000	79,520,000
The Isle	3.79%	7/1/2031	Interest Only	21,200,000	21,200,000
Druid Hills	4.26%	8/1/2046	Interest Only	79,104,000	79,104,000
Abbie Lakes - Loan 4 [5]	4.71%	10/1/2024	Amortizing	1,420,366	1,446,688
Reserve at Abbie Lakes - Loan 4 [5]	4.65%	10/1/2024	Amortizing	1,348,392	1,373,647
Lakes Edge - Loan 3	4.45%	10/1/2024	Amortizing	2,596,679	2,647,053
Sunbury Ridge - Loan 4 [5]	4.67%	10/1/2024	Amortizing	2,016,584	2,054,221
Stonebridge - Loan 3 [5]	4.48%	10/1/2024	Amortizing	6,275,646	6,396,752
Parcstone	3.14%	11/1/2029	Interest Only	30,127,000	30,127,000
Stone Ridge	3.14%	11/1/2029	Interest Only	14,662,000	14,662,000
Sterling Place	3.95%	11/1/2031	Interest Only	34,196,000	34,196,000
West 22 - Loan 3 [1]	4.06%	10/1/2026	Amortizing	—	2,493,507
University Crossing - Loan 2	5.04%	7/1/2030	Interest Only	14,679,000	14,679,000
Arlington Park	5.11%	11/1/2030	Amortizing	13,485,208	13,494,000
Hampton on Jupiter	2.90%	11/1/2032	Interest Only	27,590,000	27,590,000
Palmetto Creek	4.57%	9/1/2030	Interest Only	25,865,000	25,865,000
Valora at Homewood	2.80%	8/1/2030	Interest Only	63,844,000	63,844,000
The Dylan at Fairburn	3.10%	10/1/2026	Interest Only	43,900,000	43,900,000
The Dylan at Grayson	3.10%	10/1/2026	Interest Only	40,500,000	40,500,000
Sutton Place - Loan 2	4.36%	12/1/2029	Amortizing	10,227,961	10,414,291
Silver Oaks - Loan 2	4.36%	12/1/2029	Amortizing	4,604,961	4,688,853

Mortgage Note	Interest Rate [(2)]	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2023	Outstanding Principal 12/31/2022
Chimneys of Greenville	3.10%	2/1/2031	Interest Only	14,075,000	14,075,000
The Laurel Apartments	3.06%	3/1/2031	Interest Only	42,025,000	42,025,000
The Willows Apartments	3.06%	3/1/2031	Interest Only	19,000,000	19,000,000
The Edge at Clear Lake	3.87%	4/1/2033	Interest Only	25,496,000	25,496,000
Pear Orchard	3.20%	7/1/2033	Interest Only	38,175,000	38,175,000
Lakeshore Landing	3.20%	7/1/2033	Interest Only	16,950,000	16,950,000
Reflection Pointe	3.20%	7/1/2033	Interest Only	31,050,000	31,050,000
Crosswinds	3.20%	7/1/2033	Interest Only	33,825,000	33,825,000
Parcstone	4.60%	11/1/2029	Interest Only	12,666,000	12,666,000
Stone Ridge	4.60%	11/1/2029	Interest Only	6,883,000	6,883,000
Falling Creek	4.18%	9/1/2030	Interest Only	6,039,000	6,039,000
Elliot Norcross [(3)]	5.60%	12/1/2024	Interest Only	105,494,199	101,123,607
West Vue [(3)]	3.50%	1/1/2025	Interest Only	73,000,000	73,000,000
Enclave at Wolfchase	3.67%	4/1/2027	Interest Only	60,000,000	60,000,000
Twin Oaks [(3)]	4.15%	4/1/2025	Interest Only	35,273,726	33,960,361
Lancaster Place [(3)]	4.15%	4/1/2025	Interest Only	29,154,930	28,535,911
Rutland Place [(3)]	4.15%	4/1/2025	Interest Only	23,432,343	22,710,174
Southport Crossing	3.46%	4/1/2032	Interest Only	36,075,000	36,075,000
Cheyenne	4.71%	6/1/2032	Interest Only	17,656,000	17,656,000
Pueblo	4.71%	6/1/2032	Interest Only	20,166,000	20,166,000
Stillwater	4.71%	6/1/2032	Interest Only	15,328,000	15,328,000
Kokomo	4.71%	6/1/2032	Interest Only	12,753,000	12,753,000
Villages of Wildwood - Loan 2	6.80%	8/1/2030	Interest Only	18,868,000	18,868,000
Villages of Baymeadows - Loan 2	7.19%	11/1/2027	Amortizing	14,071,371	14,196,784
Casa del Mar - Loan 2	7.19%	11/1/2027	Amortizing	3,509,920	3,541,202
Pear Orchard - Loan 2	4.50%	7/1/2033	Interest Only	4,800,000	4,800,000
Lakeshore Landing - Loan 2	4.50%	7/1/2033	Interest Only	1,005,000	1,005,000
Reflection Pointe - Loan 2	4.50%	7/1/2033	Interest Only	2,153,000	2,153,000
Crosswinds - Loan 2	4.50%	7/1/2033	Interest Only	4,776,000	4,776,000
Hampton on Jupiter - Loan 2	6.84%	12/1/2032	Interest Only	11,253,000	—
Total outstanding principal				**2,157,731,195**	**2,197,284,332**
Less: unamortized discount and debt issuance costs				(11,499,712)	(15,151,751)
Total mortgages payable, net of unamortized discount and debt issuance costs				**$ 2,146,231,483**	**$ 2,182,132,581**

(1) West 22 was disposed of on October 27, 2023 (Note 3). The mortgage payable was extinguished at date of sale.
(2) Floating interest rates are indexed to the one month USD LIBOR or SOFR. Rates noted are as of December 31, 2023.
(3) The loan includes two one-year extension options beyond the disclosed initial maturity date.
(4)Properties are held for sale and disclosed on the consolidated balance sheets.
(5) The loans were refinanced on June 28, 2024.

On October 27, 2023, in connection with the sale of West 22, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $49,343,602. As a result, the Company recognized a gain on early extinguishment of debt of $245,147, which is included within interest expense on the combined consolidated statements of operations.

On February 1, 2022, in connection with the sale of Verandas at Rocky Ridge, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $18,410,000. As a result, the Company recognized a loss on early extinguishment of debt of $503,896, which is included within interest expense on the combined consolidated statements of operations.

Future scheduled principal payments of mortgage payable are as follows: $105,115,507 (2024), $111,749,382 (2025), $119,988,865 (2026), $124,580,862 (2027), $126,305,510 (2028), and $1,569,991,071 (thereafter).

15. Ground Leases

The Company entered into ground lease agreements through acquisition of Druid Hills and West Vue. If the Company has right to extend the term of a ground lease, such option period has been included within the calculation of the right of use assets and lease liabilities. The Company incurred initial costs of $15,689,752 to acquire the leases, which is included in the intangibles and amortized over the life of the lease. As of December 31, 2023 and 2022, the right-of-use asset were $22,232,919 and $24,311,989, respectively. As of December 31, 2023 and 2022, the lease liability was $27,415,908 and $26,926,303, respectively. During the years ended December 31, 2023 and 2022, the

lease expense recognized on a straight-line basis was $4,263,995 and $4,263,995, respectively, and is included in property operating expenses on the accompanying combined consolidated statements of operations.

The Company utilized the risk-free rate over the term of each lease as the discount rate to be applied to its future lease payments when accounting for its right of use assets and lease liabilities, which ranged between 4.26% and 7.11%.

The table below presents the summarized quantitative information with regard to lease contracts the Company has entered into as of December 31, 2023:

Category	Term
Weighted avg. of remaining term - operating leases (months)	947
Weighted avg. of remaining term - operating leases (years)	79
Weighted avg. of annual discount rate - operating leases	6.04%

The table below presents the summarized quantitative information with regard to lease contracts the Company has entered into as of December 31, 2022:

Category	Term
Weighted avg. of remaining term - operating leases (months)	956
Weighted avg. of remaining term - operating leases (years)	80
Weighted avg. of annual discount rate - operating leases	6.04%

The future minimum lease payments to be paid under noncancelable leases in effect as of December 31, 2023 are as follows:

Year	Payment
2024	$ 1,432,408
2025	1,459,777
2026	1,487,692
2027	1,516,166
2028	1,545,209
Thereafter	373,800,917
Total balance due	381,242,169
Less: lease discount	(353,826,260)
Lease liabilities	**$ 27,415,909**

Total cash paid for amounts included in lease liabilities for the years ended December 31, 2023 and 2022 are $1,407,794 and $1,381,446, respectively.

In addition, as of December 31, 2023 and 2022, the Company also has an equipment lease liability of $140,377 and $573,807, respectively.

16. Income Taxes

Income taxes consisted of the following for the years ended:

	December 31, 2023	December 31, 2022
Current federal tax expense	(3,573)	(11,380)
Income tax expense	**$ (3,573)**	**$ (11,380)**

17. Equity

As of December 31, 2023 and 2022, the Company authorized 100,000,000 common shares, par value $0.001. NPH is the Company's sole common stockholder. As of December 31, 2023 and 2022, the Company paid an aggregate of $876,160,619 and $876,160,619 of dividends on common shares, respectively.

As of December 31, 2023 and 2022, the Company had 125 shares outstanding in connection with a private placement of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.001 per share (Series A Preferred Stock), respectively. In general, holders of Series A Preferred Stock are entitled to receive cumulative dividends semiannually at a per annum rate equal to 12.5% of the total purchase price of $1,000 per share plus accumulated and unpaid dividends. The Series A Preferred Stock is redeemable by the Company for $1,000 per share plus accumulated and unpaid dividends. Upon liquidation and dissolution of the Company, the holders of the Series A Preferred Stock

are entitled to a liquidation preference in the amount of the share's purchase price, plus all accumulated and unpaid dividends. Series A Preferred Stock are not convertible or exchangeable for any other property or securities of the Company. As of December 31, 2023 and 2022, the Company paid an aggregate of $282,374 and $266,749 of dividends on Series A preferred shares, respectively.

18. Related Party Transactions

On December 31, 2013, the Company entered into a management assistance agreement with Prospect Administration LLC ("Prospect") to provide significant managerial assistance to the Company on behalf of PSEC.

In accordance with the Investment Company Act of 1940, PSEC must make available "significant managerial assistance" to the Company. Prospect provides assistance with significant guidance and counsel concerning the management, operations, and business objectives and policies to the Company. Services may include arranging financing, managing relationships with financing sources, restructuring existing debt and evaluating acquisition and divestiture opportunities. Prospect also exercises a controlling influence over the policies of the Company. On a quarterly basis, the Company pays a managerial assistance fee to Prospect for time and effort in assisting and providing commercial and mezzanine lending, investment banking, and private equity investing services. The Company incurred managerial assistance fees of $2,575,000 and $2,100,000 for each of the years ended December 31, 2023 and 2022, which are included in management fees in the accompanying combined consolidated statements of operations.

On a quarterly basis, the Company pays Prospect for professional services provided related to legal counsel, taxation, and general accounting. For the years ended December 31, 2023 and 2022, the Company incurred professional service fees of $2,088,611 and $1,773,219, respectively, which are included in general and administrative expenses in the accompanying combined consolidated statements of operations. As of December 31, 2023 and 2022, $595,697 and $651,770, respectively, is due to Prospect and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2023, $4,617, $1,221 and $3,307,281 is due to Prospect, Prospect Capital Management ("PCM") and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2022, $78,112, $8,738 and $3,323 is due to Prospect, PCM and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

The Company generally incurs a 2.0% to 3.0% structuring fee for the PSEC equity portion of each acquired property. The structuring fee is paid to PSEC for structuring and providing guidance for each purchase transaction. For the years ended December 31, 2023 and 2022, the Company incurred structuring fees of $0 and $2,685,990, respectively.

The Company also entered into property management agreements with the non-controlling interest joint venture partners to manage the operations of the properties. The Company pays a monthly management fee of 2.0% - 5.0% of the gross monthly rents to the property managers. For the years ended December 31, 2023 and 2022, property management fees were $9,685,549 and $8,604,274, respectively, and are included in management fees in the combined consolidated statements of operations.

The Company also pays a monthly asset management fee up to 2.00% of the gross monthly rents to the property managers. For the years ended December 31, 2023 and 2022, asset management fees were $2,858,917 and $2,676,322, respectively. These amounts are included in the management fee line item in the accompanying combined consolidated statements of operations.

As of December 31, 2023 and 2022, $6,127,755 and $5,510,912 of management fees and asset management fees, respectively, were payable to property managers, and is included in due to affiliates in the accompanying combined consolidated balance sheets.

The property management agreements also stipulate that a construction management fee up to 5.0% of project cost is to be paid to the property managers. For the years ended December 31, 2023 and 2022, capitalized construction management fees were $6,919,885 and $4,951,656, respectively, and are included within building and improvements in the accompanying combined consolidated balance sheets.

The Company generally incurs an acquisition fee from 0.5% to 1.0% of the purchase price of each acquired property. The acquisition fee is paid to the Property Managers for services rendered in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. For the years ended December 31, 2023 and 2022, the Company incurred acquisition fees of $0 and $2,013,700, respectively. The amounts related to the

years ended December 31, 2023 and 2022 have been capitalized and included in real estate assets in the accompanying combined consolidated balance sheets.

In connection with the acquisitions of properties together with non-controlling joint venture partners, the Company will sometimes retain a portion of the partners' acquisition fees as deferred acquisition fees. These deferred acquisition fees are earned by and payable to the non-controlling joint venture partner upon reaching certain performance measures. During the years ended 2023 and 2022, $528,000 and $0, respectively, were paid to the non-controlling joint venture partners, respectively. As of December 31, 2023 and 2022, $1,877,499 and $2,068,799, respectively, of deferred acquisition fees were retained by the Company and included within due to affiliates on the combined consolidated balance sheets. As of December 31, 2023, $0 and $540,365, respectively, of deferred acquisition fees retained by the Company are included within restricted cash on the combined consolidated balance sheets.

The Company noted that certain expenses are paid for by the property managers and have yet to be reimbursed. As of December 31, 2023 and 2022, unreimbursed advances and other amounts due to related parties were $1,197,781 and $2,848,376, respectively, and are recorded by the Company as due to affiliates on the combined consolidated balance sheets.

19. Senior Secured Term Loans - Related Party

NPRC Credit Agreement

On April 1, 2014, the Company entered into a credit agreement (the "Credit Agreement") with PSEC in the form of a senior secured term loan. As of December 31, 2023 and 2022, the total commitment was $2,700,000,000 and $2,700,000,000, respectively.

On November 9, 2022, the Company amended the Credit Agreement. The amendment resulted in a new tranche of senior secured Term Loan E ("TLE"). Under the amended and restated Credit Agreement, the new TLE incurs cash interest equivalent to three-month USD LIBOR rate with a floor of 5.00%, plus 2.00%, and PIK interest of 7.00%.

On June 30, 2023, the Company amended the Credit Agreement to replace 3M USD LIBOR rate with 3M SOFR.

On September 30, 2023, the Company amended the Credit Agreement to update term loan cash and PIK interest rates, which are summarized in the next page. The maturity date of the senior secured term loans under the amended Credit Agreement is March 31, 2026.

The Credit Agreement does not require payments on the outstanding principal until maturity, with prepayments allowed but may be subject to a prepayment penalty. During the year ended December 31, 2023, the Company has voluntarily pre-paid in aggregate $86,950,000 of the Term Loan A and B and incurred a prepayment penalty of $245,000. During the year ended December 31, 2022, the Company had voluntarily pre-paid in aggregate $94,351,510 of the Term Loan A and B and incurred a prepayment penalty of $98,515.

The Company is required to make payments for Residual Profit Interest equivalent to 8.33% of the residual profit earned during the applicable period. The Company determines the residual profit as all gross receipts from operations received by the Company less the sum of operating expenses, interest expense, structuring fees, M&A fees, and cost basis in connection to the sale of any real estate property during the applicable period.

Cash interest and Residual Profit Interest are payable in cash quarterly. PIK interest due quarterly is added to the outstanding principal balance of the loan or paid in cash, in whole or in part, at the option of the Company.

The Company generally incurs structuring fees from restructuring or refinancing the Credit Agreement, which are deferred and amortized over the life of the senior secured term loan. The structuring fees are capitalized as a direct offset to the term loan balance on the combined consolidated balance sheets. For the years ended December 31, 2023 and 2022, the Company incurred $15,475,530 and $0 of structuring fees for borrowings under the senior secured term loans, respectively. For the years ended December 31, 2023 and 2022, $4,729,980 and $4,106,358 were amortized and recorded within interest expense on the combined consolidated statements of operations, respectively.

The following tables present a summary of our senior secured term loan terms and payable as of December 31, 2023 and 2022:

	As of December 31, 2023		
Senior Secured Term Loan	**Cash Rate**	**PIK Rate**	**Outstanding Principal**
Term Loan A	3M SOFR[(1)] + 0.25%	2.00%	$ 589,538,045
Term Loan B	3M SOFR[(2)] + 0.26161% + 2.00%	—%	20,630,000
Term Loan C	3M SOFR[(3)] + 0.26161% + 10.00%	2.25%	210,000,000
Term Loan D	3M SOFR[(1)] + 0.25%	2.00%	183,425,355
Term Loan E	3M SOFR[(4)] + 1.50%	7.00%	14,107,431
Total outstanding principal			**1,017,700,831**
Less: unamortized debt issuance costs			(14,851,908)
Total senior secured term loans, net of debt issuance costs			**$1,002,848,923**

(1) Rates are accrued at minimum SOFR floor of 400 basis points

(2) Rates are accrued at minimum SOFR floor of 300 basis points

(3) Rates are accrued at minimum SOFR floor of 100 basis points

(4) Rates are accrued at minimum SOFR floor of 550 basis points

	As of December 31, 2022		
Senior Secured Term Loan	**Cash Rate**	**PIK Rate**	**Outstanding Principal**
Term Loan A	3M LIBOR[(1)] + 1.44%	3.53%	$ 458,747,266
Term Loan B	3M LIBOR[(1)] + 2.00%	5.50%	23,080,000
Term Loan C	3M LIBOR[(2)] + 10.00%	2.25%	200,600,000
Term Loan D	3M LIBOR[(1)] + 0.50%	2.50%	183,425,355
Term Loan E	3M LIBOR[(3)] + 2.00%	7.00%	13,151,592
Total outstanding principal			**879,004,213**
Less: unamortized debt issuance costs			(4,106,358)
Total senior secured term loans, net of debt issuance costs			**$ 874,897,855**

(1) Rates are accrued at minimum LIBOR floor of 300 basis points

(2) Rates are accrued at minimum LIBOR floor of 100 basis points

(3) Rates are accrued at minimum LIBOR floor of 500 basis points

For the year ended December 31, 2023, the Company incurred $76,247,081, $27,856,774, and $54,042,137 of cash interest, PIK interest, and Residual Profit Interest, respectively. For the year ended December 31, 2023, a total of $27,680,343 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2023, $568,240 of cash interest and $176,432 of PIK interest is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

For the year ended December 31, 2022, the Company incurred $49,159,031, $25,055,620, and $81,118,070 of cash interest, PIK interest, and Residual Profit Interest, respectively. For the year ended December 31, 2022, a total of $25,050,506 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2022, $0 of cash interest and $5,115 of PIK interest is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

20. Commitments and Contingencies

The Company believes that it has complied with the requirements of the mortgage payable by obtaining the requisite third-party insurance coverage for losses that may be incurred at the properties. Losses for amounts below the threshold of the deductible amounts specified in certain of the Company's insurance policies are self-insured; however, management does not believe that this exposure will have a material adverse effect on the Company's combined consolidated financial position or results of operations.

Periodically, the Company may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of business. The Company does not believe that there are any proceedings threatened or pending, if determined adversely, that would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

The Company may at times issue certain loan guarantees to obtain financing related to the Company's investments. These guarantees may include but are not limited to repayment guarantees, completion guarantees, and debt ratio guarantees to certain lenders of the Company's investments in real estate assets. Under certain guarantees, the Company may be liable in the event of fraud, misappropriation, environmental liabilities and other recourse obligations. As of December 31, 2023, the Company has not violated any of these guaranty provisions.

21. Subsequent Events

On January 19, 2024, the Company acquired The Apex Apartments, a multi-family property located in Cincinnati, OH, for an aggregate purchase price of $34,225,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $27,712,000.

On January 19, 2024, the Company acquired The Parkton Apartments, a multi-family property located in Cincinnati, OH, for an aggregate purchase price of $45,775,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $37,090,000.

On May 9, 2024, the Company sold Filet of Chicken to an unaffiliated third party for a gross sales price of $12,000,000. The Company recognized a gain of $7,370,352 in connection with the sale.

On May 30, 2024, the Company sold Orchard Village to an unaffiliated third party for a gross sales price of $48,500,000. The Company recognized a gain of $20,683,786 in connection with the sale.

On June 20, 2024, the Company sold University Crossing to an unaffiliated third party for a gross sales price of $16,000,000. The Company recognized a gain of $57,087 in connection with the sale.

On June 28, 2024, the Company made $35,300,000 preferred equity investment to recapitalize an existing portfolio of multi-family properties located in Columbus, OH. The investment will earn current pay of 8% and paid-in-kind interest of 7%. As a result of this recapitalization, the Company executed a refinance in the amount of $212,107,000. The new debt has a maturity date of July 1, 2029.

The Company has evaluated subsequent events through August 9, 2024, the date of which these combined consolidated financial statements were available to be issued, and has determined that, except for the above, there have not been any additional events that have occurred that would require adjustments to, or disclosures in, the combined consolidated financial statements.